Exhibit 10.1

CONVERSION AGREEMENT

This Conversion Agreement (this “Agreement”) is entered into as of February 9, 2026 (the “Effective Date”), by and between Clearmind Medicine Inc., a British Columbia corporation (the “Company”), and the accredited investors party hereto (the “Holder”).

WITNESSETH

WHEREAS, the Company issued to the Holder a Convertible Note, dated February 6, 2026 (the “Note”), in the original principal amount of $300,000, pursuant to that certain Securities Purchase Agreement, dated September 17, 2025 (as amended, the “SPA”);

WHEREAS, the Note is convertible into Common Shares of the Company on the terms and conditions set forth in Section 3 thereof;

WHEREAS, the Company and the Holder desire to effect a conversion of the outstanding amounts under the Note at a mutually agreed conversion price, notwithstanding the Conversion Price formula set forth in the Note; and

WHEREAS, the Company and the Holder desire to set forth their agreement with respect to such conversion and the applicable conversion price.

AGREEMENT

1. Definitions. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Note.

2. Agreed Conversion.

2.1 Conversion Amount. Subject to the terms and conditions of this Agreement, the Holder hereby agrees to convert, and the Company agrees to honor the conversion of, $300,000 of the outstanding Conversion Amount under the Note (the “Agreed Conversion Amount”).

2.2 Agreed Conversion Price. Notwithstanding anything to the contrary in the Note (including, without limitation, the definition of “Conversion Price” and the Floor Price), solely with respect to the conversion of the Agreed Conversion Amount pursuant to this Agreement, the parties hereby agree that the conversion price shall be $1.25 per Common Share (the “Agreed Conversion Price”).

2.3 Issuance of Common Shares. The number of Common Shares issuable upon conversion of the Agreed Conversion Amount shall be equal to the Agreed Conversion Amount divided by the Agreed Conversion Price, rounded in accordance with Section 3(a) of the Note (the “Conversion Shares”).

2.4 Deemed Conversion Notice. For purposes of Section 3(b) of the Note, the execution and delivery of this Agreement shall be deemed to constitute a valid and irrevocable Conversion Notice with respect to the Agreed Conversion Amount.

3. Mechanics; Timing

3.1 Share Delivery. The Company shall issue and deliver (or cause its transfer agent to issue and deliver) the Conversion Shares to the Holder (or its designee) in accordance with Section 3(b) of the Note within the time period specified therein.

3.2 Partial Conversion; Reissuance of Note. If the outstanding Principal under the Note exceeds the Agreed Conversion Amount, then promptly following the conversion contemplated hereby, the Company shall issue to the Holder a new Note in accordance with Section 4 of the Note reflecting the remaining outstanding Principal and accrued and unpaid Interest.

4. Limited Waiver and Amendment

4.1 Override of Conversion Price Formula. Solely with respect to the conversion of the Agreed Conversion Amount pursuant to this Agreement, the parties hereby waive and amend the application of Section 3 of the Note to provide that the Agreed Conversion Price shall apply in lieu of the Conversion Price otherwise determined thereunder.

4.2 Floor Price. The definition of “Floor Price” in the form of Convertible Note attached as Exhibit A to the SPA shall be amended to mean $1.25 per Common Share.

4.3 No Other Amendments. Except as expressly set forth herein, all terms and provisions of the Note and the SPA shall remain in full force and effect, unmodified and unimpaired, and are hereby ratified and confirmed.

5. No Event of Default. The Company represents and warrants that, as of the Effective Date, no Event of Default has occurred and is continuing under the Note.

6. Securities Law Matters

6.1 Registration Statement. The Conversion Shares have been registered for resale pursuant to a registration statement filed by the Company with the Securities and Exchange Commission (the “Registration Statement”). The Company represents that the Registration Statement is effective as of the Effective Date.

6.2 Legends. Upon issuance, the Conversion Shares shall not bear any restrictive legends, and the Company shall cause its transfer agent to issue such Conversion Shares in book-entry or other uncertificated form without restrictive legends, in each case in accordance with the Registration Statement and applicable law.

7. Representations of the Holder. The Holder represents and warrants that: (a) it is the lawful holder of the Note; (b) it has full power and authority to enter into this Agreement; (c) it is acquiring the Conversion Shares for its own account and not with a view to distribution in violation of the Securities Act; and (d) it has consulted with its own advisors regarding the conversion contemplated hereby.

8. Governing Law. This Agreement shall be governed by, and construed in accordance with, the governing law provisions set forth in Section 8(a) of the SPA, which provision is hereby incorporated by reference mutatis mutandis.

9. Miscellaneous.

9.1 Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof.

9.2 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original.

9.3 Further Assurances. Each party agrees to execute and deliver such further documents and instruments as may be reasonably necessary to carry out the intent of this Agreement.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

COMPANY:

CLEARMIND MEDICINE INC.

By:
Name:	Adi Zuloff-Shani
Title:	Chief Executive Officer

HOLDER:

By:
Name:
Title:

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